Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Ballantyne Strong, Inc.

Charlotte, North Carolina

We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 12, 2019, relating to the consolidated financial statements of Ballantyne Strong, Inc. appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BDO USA, LLP

Raleigh, NC

December 17, 2019